Exhibit 10.17

[DALLAS: GROSS RENT FORM]

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Lease

ROYAL RIDGE OFFICE CENTER

BELTLINE @ WAYSIDE

LAS COLINAS, TEXAS

* * * * * * * * * * * * * * * * * * * *

Between

HFS, INCORPORATED,

a Delaware corporation

(Tenant)

and

CARRAMERICA REALTY, L.P.,

a Delaware limited partnership

(Landlord)

GROSS RENT FORM

i

6.	USE OF PREMISES		12

7.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES		12

8.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE		12
	A.	Waiver of Claims	12
	B.	Indemnification	12
	C.	Tenant’s Insurance	12
	D.	Insurance Certificates	13
	E.	Landlord’s Insurance	13

9.	FIRE AND OTHER CASUALTY		14
	A.	Termination	14
	B.	Restoration	14

10.	EMINENT DOMAIN		14

11.	RIGHTS RESERVED TO LANDLORD		14
	A.	Name	14
	B.	Signs	14
	C.	Window Treatments	14
	D.	Keys	15
	E.	Access	15
	F.	Preparation for Reoccupancy	15
	G.	Heavy Articles	15
	H.	Show Premises	15
	I.	Relocation of Tenant	15
	J.	Use of Lockbox	15
	K.	Repairs and Alterations	15
	L.	Landlord’s Agents	15
	M.	Building Services	16
	N.	Other Actions	16

12.	TENANT’S DEFAULT		16
	A.	Rent Default	16
	B.	Assignment/Sublease or Hazardous Substances Default	16
	C.	Other Performance Default	16
	D.	Credit Default	16

13.	LANDLORD REMEDIES		16
	A.	Termination of Lease or Possession	16
	B.	Lease Termination Damages	16
	C.	Possession Termination Damages	17
	D.	Alter Locks	17
	E.	Landlord’s Remedies Cumulative	17
	F.	WAIVER OF TRIAL BY JURY	17
	G.	Litigation Costs	17
	H.	Reletting	17

14.	SURRENDER		18

15.	HOLDOVER		18

16.	SUBORDINATION TO GROUND LEASES AND MORTGAGES		18
	A.	Subordination	18
	B.	Termination of Ground Lease or Foreclosure of Mortgage	18
	C.	Security Deposit	19
	D.	Notice and Right to Cure	19
	E.	Definitions	19

17.	ASSIGNMENT AND SUBLEASE		19
	A.	In General	19
	B.	Landlord’s Consent	19
	C.	Procedure	19
	D.	Change of Management or Ownership	20
	E.	Excess Payments	20
	F.	Recapture	20
	G.	Related Entity	20

18.	CONVEYANCE BY LANDLORD		20

19.	ESTOPPEL CERTIFICATE		20

20.	SECURITY DEPOSIT		20

21.	FORCE MAJEURE		21

22.	LANDLORD’S DEFAULT		21

23.	NOTICES		21
	A.	Landlord	21
	B.	Tenant	21

24.	QUIET POSSESSION		22

25.	REAL ESTATE BROKER		22

26.	MISCELLANEOUS		22
	A.	Successors and Assigns	22
	B.	Date Payments Are Due	22
	C.	Meaning of “Landlord”, “Re-Entry”, “including” and “Affiliate”	22
	D	Time of the Essence	22
	E.	No Option	22
	F.	Severability	22
	G.	Governing Law	22
	H.	Lease Modification	22
	I.	No Oral Modification	23
	J.	Landlord’s Right to Cure	23
	K.	Captions	23
	L.	Authority	23
	M.	Landlord’s Enforcement of Remedies	23
	N.	Entire Agreement	23
	O.	Landlord’s Title	23
	P.	Light and Air Rights	23
	Q.	Singular and Plural	23
	R.	No Recording by Tenant	23
	S.	Exclusivity	23
	T.	No Construction Against Drafting Party	23
	U.	Survival	23
	V.	Rent Not Based on Income	23
	W.	Building Manager and Service Providers	23
	X.	Late Charge and Interest on Late Payments	23

27.	UNRELATED BUSINESS INCOME		24

28.	HAZARDOUS SUBSTANCES		24

29.	EXCULPATION		24

30.	WAIVER OF CONSUMER RIGHTS		24

APPENDIX A	-	PLAN OF THE PREMISES/ET SPACE
APPENDIX B	-	RULES AND REGULATIONS
APPENDIX C	-	TENANT IMPROVEMENT AGREEMENT
APPENDIX D	-	MORTGAGES CURRENTLY AFFECTING THE PROJECT
APPENDIX E	-	COMMENCEMENT DATE CONFIRMATION
APPENDIX F	-	EXTENSION OPTION
APPENDIX G	-	RIGHT OF FIRST REFUSAL
APPENDIX H	-	JANITORIAL SERVICES
APPENDIX I	-	PARTIAL TERMINATION OPTION

LEASE

THIS LEASE (the “Lease”) is made as of this 19 day of November, 1997 between CarrAmerica Realty, L.P., a Delaware limited partnership (the “Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the building (the “Building”) to be built and known as “Royal Ridge Office Center” and the land (the “Land”) located along Beltline Road and Wayside, Las Colinas, Texas. “Premises” means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A.

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.	Tenant: HFS, INCORPORATED

2.	Premises: Shown on the Plans.

3.	Rentable Square Feet of the Premises: 55,000, subject to verification prior to the Commencement Date by each of Tenant’s and Landlord’s architect based upon the BOMA standards to be set forth in the Plans.

4.	Tenant’s Proportionate Share: 54% (based upon a total of 101,933 rentable square feet in the Building, subject to verification upon completion of the Building by each of Tenant’s and Landlord’s architect based upon the same standards as applied to the Premises).

5.	Security Deposit: None.

6.	Tenant’s Real Estate Broker for this Lease: Colliers Baldwin Company.

7.	Landlord’s Real Estate Broker for this Lease: Koll Real Estate Group.

8.	Tenant Improvements, if any: See the Tenant Improvement Agreement attached hereto as Appendix C.

9.	Commencement Date: Completion Date, as defined on Appendix C hereto; Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix E promptly following the Commencement Date which shall, among other matters, conclusively establish the square footage of the Premises and the Building.

10.	Termination Date/Term: Five (5) years after the Commencement Date, or if the Commencement Date is not the first day of a month, then on the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurred.

11.	Guarantor: None.

12.	Base Year: 1998, but see Paragraph 2E below.

13.	Base Rent:

Period	Annual Base Rent		Monthly Base Rent
Years 1-3	$16.75	*	$76,770.83	**
Years 4-5	$17.25	*	$79,062.50	**

*	See paragraph 2E below

**	Amounts to be adjusted, as appropriate, based upon final space measurement.

1. LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

2. RENT.

A. Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

CarrAmerica Realty, L.P.

t/a Royal Ridge

P.O. Box [to be provided]

Atlanta, GA 30384

or by wire transfer as follows:

NationsBank, N.A. (South)

ABA Number 061-000-052

Account Number [to be provided]

or in such other manner as Landlord may notify Tenant reasonably in advance of the applicable payment due date:

(1) Base Rent in monthly installments in advance, the first monthly installment payable upon the Commencement Date and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

(2) Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the excess of Operating Costs for the applicable fiscal year of the Lease (the “Excess Operating Costs”) over the Operating Costs for the Base Year (the “Base Operating Costs”), paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

(3) Tax Share Rent in an amount equal to the Tenant’s Proportionate Share of the excess of Taxes for the applicable fiscal year of this Lease (the “Excess Taxes”) over the Taxes for the Base Year (the “Base Taxes”), paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.

(4) Electrical Cost Share Rent in an amount equal to the sum of (a) all electricity used by the Premises; plus (b) Tenant’s Proportionate Share of all electricity used by the Project (“Electrical Costs”). Electrical Costs under clause (b) exclude any electricity charges attributable to any tenantable areas (i.e., those areas either leased or being held for lease by Landlord). Such amount shall be payable monthly in advance in an estimated amount. The method of billing and payment of Electrical Cost Share Rent is set forth in Sections 2B and 2D.

(5) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, Tax Share Rent and Electrical Cost Share Rent, but including any interest for late payment of any item of Rent.

(6) Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent, Electrical Cost Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

B. Payment of Operating Cost Share Rent, Tax Share Rent and Electrical Cost Share Rent.

(1) Payment of Estimated Operating Cost Share Rent, Tax Share Rent and Electrical Cost Share Rent. Landlord shall estimate the Operating Costs, Taxes and Electrical Costs (please see clause A.(4) above for limits on definition of Electrical Costs and clause B.(4) below for “true-up” provisions) of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project.

Within twenty-five (25) days after receiving the original or revised estimate from Landlord setting forth (a) an estimate of Operating Costs for a particular fiscal year, (b) the Base Operating Costs, and (c) the resulting estimate of Excess Operating Costs for such fiscal year, Tenant shall pay Landlord one-twelfth (l/12th) of Tenant’s Proportionate Share of the estimated Excess Operating Costs, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

Within twenty-five (25) days after receiving the original or revised estimate from Landlord setting forth (a) an estimate of Taxes for a particular fiscal year, (b) the Base Taxes, and (c) the resulting estimate of Excess Taxes for such fiscal year, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of the estimated Excess Taxes, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current-month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

Within twenty-five (25) days after receiving the original or revised estimate setting forth an estimate of Tenant’s Proportionate Share of Electrical Costs for a particular fiscal year, Tenant shall pay Landlord one-twelfth (1/12th) of the estimated Tenant’s Proportionate Share of Electrical Costs, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of payment, including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (l/12th) of Tenant’s Proportionate Share of such estimate, until a new estimate becomes available.

Landlord agrees to cause the electricity used by the Premises to be separately metered. Tenant must timely pay all separate billing invoices directly to the utility provider and, at the same time, furnish Landlord with evidence of delivery of payment. Tenant must pay all interest, penalties and other charges payable to such utility provider for any failure by Tenant to promptly pay such invoices.

(2) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the “Operating Cost Report”) by April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the Base Operating Costs, (c) the amount of Operating Cost Share Rent due from Tenant, and (d) the amount of Operating Cost Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due and, if such excess has not been fully applied within 2 months, then against other Rent, next becoming due. If this Lease has been terminated prior to such determination, such excess will be promptly paid to Tenant.

(3) Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the “Tax Report”) by April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Taxes, (b) the Base Taxes, (c) the amount of Tax Share Rent due from Tenant, and (d) the amount of Tax Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply any excess as a credit against Tenant’s payments of Tax Share Rent next coming due and, if such excess has not been fully applied within 2 months, then against other Rent next becoming due. If this Lease has been terminated prior to such determination, such excess will be promptly paid to Tenant.

(4) Correction of Electrical Cost Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the “Electrical Cost Report”) by April 1 of each year,

or as soon as reasonably possible thereafter, setting forth (a) the actual Electrical Costs, (b) the amount of Electrical Cost Share Rent due from Tenant, and (c) the amount of Electrical Cost Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply any excess as a credit against Tenant’s payments of Electrical Cost Share Rent next coming due and, if such excess has not been fully applied within 2 months, then against other Rent next coming due. If this Lease has been terminated prior to such determination, such excess will be promptly paid to Tenant.

C. Definitions.

(1) Included Operating Costs. “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes and Electrical Costs, paid or incurred by Landlord in connection with the management (any management fees, however, not to exceed 3% of gross rents from time to time), maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, “Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at nine percent (9%) per annum, over the estimated useful life of such item calculated in accordance with generally accepted accounting principles consistently applied (“GAAP”) and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.

If the Project is not fully occupied during any portion of any fiscal year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

(2) Excluded Operating Costs. Operating Costs shall not include:

(a)	costs of alterations of tenant premises;

(b)	costs of capital improvements other than Included Capital Items;

(c)	interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(d)	real estate brokers’ leasing commissions;

(e)	legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;

(f)	any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

(g)	the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant;

(h)	depreciation (except on any Included Capital Items);

(i)	franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

(j)	costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

(k)	legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2B above;

(l)	the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building;
(m)	fines, penalties and interest;

(n)	any ground lease rental;

(o)	depreciation, amortization and interest payments (except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party) where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with GAAP, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(p)	costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project;

(q)	overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(r)	any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or in the parking garage of the Project and/or all fees paid to any parking facility operator (on or off site) (provided, however, if Landlord provides such parking free of charge to Tenant, these expenses may be included as Operating Costs);

(s)	advertising and promotional expenditures;

(t)	electric power costs for which any tenant directly contracts with the local public service company;

(u)	services provided, taxes attributable to, and costs incurred in connection with the operation of any retail, restaurant, and garage operations in the Project, and any replacement garages or parking facilities and any shuttle services;

(v)	tax penalties to the extent incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due;

(w)	costs arising from the presence of asbestos or PCB’s in or about the Project;

(x)	costs arising from Landlord’s charitable or political contributions; and

(y)	costs for sculpture, paintings or other subjects of art to the extent in excess of customary fees for maintenance of public amenities in the public area.

(3) Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Landlord agrees to use all commercially reasonable efforts to insure that Taxes do not exceed the amount per rentable square foot of comparable buildings within the Royal Tech area. If Landlord elects not to protest Taxes, Tenant may deliver written notice to Landlord requesting that Landlord protest Taxes. If Landlord fails to file such protest within thirty (30) days following Landlord’s receipt of Tenant’s notice then Tenant may, at Tenant’s cost, file such protest on Landlord’s behalf and with Landlord’s cooperation, but such cooperation will not obligate Landlord to incur any tax protest costs. If Tenant files such protest and Taxes are increased from that proposed prior to such protest, Tenant must promptly pay to Landlord an amount equal to the increased Taxes for the current and all future years, all as calculated in a manner reasonably acceptable to Landlord.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made.

Taxes shall exclude any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes,

(4) Lease Year. “Lease Year” means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(5) Fiscal Year. “Fiscal Year” means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

D. Computation of Base Rent and Rent Adjustments.

(1) Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent, Tax Share Rent and Electrical Cost Share Rent, shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Cost Share Rent, Tax Share Rent and Electrical Cost Share Rent, shall be prorated for the applicable fiscal year.

(2) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of the maximum rate permitted by applicable law or the then Prime Rate (as hereinafter defined) plus two percent (2%) per annum.

(3) Rent Adjustments. The square footage of the Premises and the Building set forth in the Commencement Date Confirmation, when executed will be conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one fiscal year relates to more than one fiscal year, Landlord may proportionately allocate such Operating Cost among the related fiscal years.

(4) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs, Taxes and Electrical Cost in accordance with sound accounting and management practices. Tenant and its certified public accountant shall have the right to inspect Landlord’s records at Landlord’s office upon at least seventy-two (72) hours’ prior notice during normal business hours during the one hundred twenty (120) days following the respective delivery of the Operating Cost Report, the Tax Report or the Electrical Cost Report. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such report within said one hundred twenty (120) day period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall select and cause an independent certified public accountant, reasonably acceptable to Tenant, with at least ten (10) years of experience in auditing the books and records of commercial office projects to issue a final and conclusive resolution of Tenant’s exception. The cost of such certification shall be borne equally by Tenant and Landlord.

(5) Miscellaneous. So long as Tenant is in default of any monetary obligation under this Lease after the expiration of any applicable cure period, Tenant shall not be entitled to any refund of any amount from Landlord but when such default is cured Tenant will receive such refund. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent, Tax Share Rent or Electrical Cost Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent, Tax Share Rent or Electrical Cost Rent, without payment of interest.

E. Zero Base Year Provisions. Landlord and Tenant agree that the Base Rent includes an estimate of $5.00 per rentable square foot for Operating Costs and Taxes for the Base Year. Upon determination in accordance with subparagraph B above of the actual amount of Operating Costs and Taxes for the Base Year, the Base Rent will be adjusted appropriately. If the actual amount exceeds $5.00, then Tenant will pay Landlord, within 10 days following the dare of determination, the amount of such underpayment calculated from the Commencement Date. If the actual amount is less than $5.00, then Landlord will credit the amount of such overpayment against Tenant’s rental payments next succeeding the date of determination. For example, if the actual amount of Operating Costs and Taxes for the Base Year are $4.50 per rentable square foot, then the following will occur:

(1) Landlord will give Tenant a credit, calculated from the Commencement Date through the date of determination, equal to (a) $0.50 per rentable square foot per annum, multiplied (b) the rentable square footage within the Premises; and

(2) the Base Rent payable thereafter will be reduced by $0.50 per rentable square foot (i.e., reduced to $16.25 during the remainder of years 1-3 and reduced to $16.75 for years 4 and 5).

If, however, the actual amount of Operating Costs and Taxes for the Base Year are $5.25 per rentable square foot, then the following will occur:

(1) Tenant will pay Landlord an amount, calculated from the Commencement Date through the date of determination, equal to (a) $0.25 per rentable square foot per annum, multiplied by (b) the rentable square footage within the Premises; and

(2) the Base Rent payable thereafter will be increased by $0.25 per rentable square foot (i.e., increased to $17.00 during the remainder of years 1-3 and increased to $17.50 for years 4-5).

3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A. Condition of Premises. Except to the. extent of the Tenant Improvement items on the Schedule, Landlord is leasing the Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises; provided, however, Landlord shall, at Landlord’s expense, cause the Premises to be completed in a good and workman-like manner in accordance with then applicable, law, with due diligence and in accordance with the Tenant Improvement Agreement attached as Appendix C. Landlord agrees, subject to Appendix C, to deliver the Premises in vacant, “broom clean” condition with all systems serving the Premises in good working order.

B. Tenant’s Possession. Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition, except for punch list items, if any, identified by Tenant to Landlord by written notice delivered to Landlord no later than 30 days following substantial completion of the Initial Improvements and, for a period of one (1) year following the Commencement Date, any latent defects in the Premises. If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, including Base Rent at the rate set forth for the First Lease Year in the Schedule prorated for any partial month.

C. Maintenance. Throughout the Term, Tenant shall maintain the Premises in their condition as of the Completion Date, loss or damage caused by the elements, ordinary wear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform either obligation, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof.

D. Landlord Certification. Landlord hereby certifies to Tenant that as of the Commencement Date the Premises will, have been designed and built to (1) comply with then applicable Governmental Requirements and then current customary interpretations of any applicable handicapped accessibility laws (assuming customary office use and not any particular use of Tenant); (2) be free of any latent defects for a period of one (1) year following the Commencement Date; and (3) provide the utility capacities set forth in the Plans. If the Premises do not so comply, Landlord will, at Landlord’s cost, take such action as may be reasonably necessary to cause such compliance. If such certification is not accurate or Landlord otherwise fails to so comply, Tenant may recover its actual damages, but not punitive or other damages.

4. PROJECT SERVICES.

Landlord shall, at Landlord’s cost and expense (subject to Paragraph 2 hereof), furnish services as follows:

A. Heating and Air Conditioning. During the normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, Landlord shall furnish (i) air conditioning within the limits and ranges set forth on the Plans and the work letter, and (ii) heat within the limits and ranges set forth on the Plans and the work letter. Landlord’s obligations hereunder shall be diminished to the extent that Tenant adversely affects the temperature maintained by the heating and air conditioning system by operating its equipment. If Tenant installs such equipment, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof. See paragraph below for after hours HVAC provisions.

Landlord shall furnish heating and air conditioning after business hours if Tenant provides Landlord reasonable prior notice, and pays Landlord all then current charges for such additional heating or air conditioning. The changes for after hours HVAC service will be no greater than the actual cost per hour per floor charged to Landlord by the local utility company for such service.

B. Elevators. Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at other times, except in case of an emergency. Landlord shall, at no cost to Tenant, provide freight access at such times as Tenant shall reasonably require, and subject to such restrictions, as Landlord may reasonably require.

C. Electricity. Landlord shall provide sufficient electricity to operate normal office lighting and equipment. The Building has been designed with the electrical capacity set forth in the Plans. Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use which do not require high electricity consumption for operation, without obtaining the prior written consent of Landlord, If any or all of Tenant’s equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment, such consumption (including consumption for computer or telephone rooms and special HVAC equipment) shall be submetered by Landlord at Tenant’s expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord’s average cost of electricity. Such additional rent shall be in addition to Tenant’s obligations pursuant to Section 2A(2) to pay its Proportionate Share of Operating Costs and Section 2A(4) to pay its Proportionate Share of Electrical Costs.

D. Water. Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.

E. Janitorial Service. Landlord shall furnish janitorial service as generally provided to other tenants in the Building and in accordance with the standards set forth on Appendix H.

F. Security Service. Landlord shall provide security service for the Building consistent with that of comparable office buildings in the vicinity, with no warranty or liability, except for Landlord’s gross negligence or willful misconduct, respecting the effectiveness of the service.

G. Parking. Tenant shall be allocated surface parking spaces at the ratio of one space for every 172 r.s.f. within the Premises. Such parking spaces will be provided free of charge during the Lease Term. The location of the surface parking areas are shown on the Plans.

H. Interruption of Services. If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the Same promptly. Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages, except for Landlord’s negligence or willful misconduct, to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that an interruption of the Project services set forth in this Section 4 causes the Premises to be untenantable for a period of at least ten (10) consecutive business days (or, as to air conditioning service, five (5) consecutive business days), monthly Rent shall be thereafter abated proportionately.

5. ALTERATIONS AND REPAIRS.

A. Landlord’s Consent and Conditions.

Tenant shall not make any improvements or alterations to the Premises (the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord’s prior written consent (such consent not to be unreasonably withheld) unless (a) the cost thereof is less than $20,000, (b) such Work does not impact the base structural components or, in Landlord’s reasonable opinion, adversely affects systems of the Building, (c) such Work will not materially adversely impact any other tenant’s premises, and (d) such Work does not involve changes to the exterior appearance of the Premises. Tenant shall, except as to the Initial Improvements, pay Landlord’s reasonable out-of-pocket costs incurred for review of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or, in Landlord’s reasonable opinion, adversely affects systems of the Building, (b) materially adversely impacts any other tenant’s premises, or (c) involves changes to the exterior appearance of the Premises. The Work does not include merely decorative alterations such as painting, carpeting, floor covering, furniture movement, cabling and computer and telephone installation to the extent same do not impact base structural systems or, in Landlord’s reasonable opinion, adversely affect the systems of the Building.

Tenant, shall except as to the Initial Improvements, reimburse Landlord for reasonable out-of-pocket costs incurred for review of the plans and all other items submitted by Tenant. Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for Tenant’s trade fixtures and for items which Landlord requires Tenant to remove at Tenant’s cost at the termination of the Lease pursuant to Section 3E.

The following requirements shall apply to all Work:

(1) Prior to commencement, Tenant shall furnish to Landlord building permits, and certificates of insurance reasonably satisfactory to Landlord.

(2) Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall take all reasonable measures so as to avoid interference with other work to be performed or services to be rendered in the Project.

(3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).

(4) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5) Tenant shall perform all Work in compliance with Landlord’s “Policies, Rules and Procedures for Construction Projects” in effect at the time the Work is performed.

(6) Tenant shall permit Landlord to supervise all Work. Landlord may charge a supervisory fee not to exceed five percent (5%) of labor, material, and all other costs of the Work, if Landlord’s employees or contractors perform the Work. The foregoing does not apply to Work which does not require Landlord’s prior consent nor the Initial Improvements.

(7) Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord’s “Policies, Rules and Procedures for Construction Projects”.

B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement and, if Landlord fails to do so, Tenant may pursue its self-help and offset rights under Section 22 below. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant’s fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so (after expiration of all applicable notice and cure periods), Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

C. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within thirty (30) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such thirty (30) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements (after expiration of all applicable notice and cure periods), Landlord may discharge the lien or claim, and the amount paid, as well as reasonable attorney’s fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D. Ownership of Improvements. All Work as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant, (i) shall, except as set forth in Section 5E below, become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall, except as set forth in Subsection 5E below, be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant’s right to possession.

E. Removal at Termination. Upon the termination of this Lease or Tenant’s right of possession Tenant shall remove (and repair any damage caused by such removal) from the Project its trade fixtures, telecommunications and computer equipment, furniture, moveable equipment and other personal property, together with any other non-standard office installations designated by Landlord at the time of Tenant’s installation (e.g., stairwells, safes, etc.). Any standard office installations (i.e., walls, attached bookcases, credenzas, reception desks, etc.) attached to the Premises must remain in the Premises. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

F. Satellite Dish. Tenant may at its sole cost install, maintain, and from time to time replace a satellite dish (a “Dish”) on the roof of the Building, provided that Tenant shall obtain Landlord’s prior reasonable approval of the proposed size, weight and location of the Dish and method for fastening the Dish to the roof, and that Tenant will at its sole cost comply with all Governmental Requirements and the conditions of any bond or warranty maintained by Landlord on the roof. Landlord may supervise any roof penetration. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Dish. The Dish shall remain the property of Tenant, and Tenant may remove the Dish at its cost at any time during the Term. Tenant shall remove the Dish at its cost upon expiration or termination of the Lease. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Dish.

6. USE OF PREMISES. Tenant shall use the Premises only for general office purposes and any uses ancillary thereto in compliance with all Governmental Requirements. Tenant shall not allow any hazardous use of the Premises which will increase the cost of coverage of Landlord’s insurance on the Project. The Project is currently zoned to permit office use and Landlord agrees not to change the zoning to prohibit such use. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other Tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon-the Premises, or allow any offensive noise or odor in or around the Premises.

7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord. Please see Section 3D regarding Landlord’s certification of existing compliance. The present rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly and in a non-discriminatory manner with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and such other rules as Landlord may reasonably require.

8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A. Waiver of Claims. To the extent permitted by law, Tenant waives any claims it may have against Landlord or its officers, directors, employees or agents for business interruption or damage to property sustained by Tenant as the result of any act or omission of Landlord to the extent covered by insurance.

To the extent permitted by law, Landlord waives any claims it may have against Tenant or its officers, directors, employees or agents for loss of rents (other than Rent) or damage to property sustained by Landlord as the result of any act or omission of Tenant to the extent covered by insurance.

B. Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission or negligence of Tenant or any of Tenant’s employees or agents. Tenant’s obligations under this section shall survive the termination of this Lease.

Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for damage to person or Premises or from any other act or omission or negligence of Landlord or any of Landlord’s employees or agents. Landlord’s obligations under this section shall survive the termination of this Lease.

C. Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

(2) Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property. Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord.

(3) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents and may be under a blanket policy as long as the Premises and Landlord are specifically listed therein in a manner reasonably acceptable to Landlord.

Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 8C(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

(2) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant’s contractor’s insurance policies.

D. Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

E. Landlord’s Insurance. Landlord shall maintain “All-Risk” property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the

Project. With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective “All-Risk” coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements.

9. FIRE AND OTHER CASUALTY.

A. Termination. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods. If the time needed exceeds twelve (12) months from the beginning of the restoration,” or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate. The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the space which has been untenantable after the casualty.

B. Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors (as modified under the terms of any applicable subordination, non-disturbance and attornment agreement which will provide for, the application of such proceeds towards restoration), Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements. Tenant shall replace its damaged improvements, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable.

10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord. Tenant may pursue a separate award for its trade fixtures and moving expenses in connection with the taking, but only if such recovery does not reduce the award payable to Landlord. All obligations accrued to the date of the taking shall be performed by each party.

11. RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A. Name. To change the name or street address of the Building or the suite number(s) of the Premises; provided, however, Landlord agrees not to name the Building for any company in direct competition with Tenant’s then primary business operations for so long as Tenant (and/or its affiliates) occupies at least 27,500 square feet in the Building.

B. Signs. To install and maintain any signs on the exterior and in the interior of the Building, and to approve, at its sole discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building. The Plans will include specifications for the location and design of Tenant’s signage.

C. Window Treatments. To approve, at its discretion (except as otherwise set forth in Paragraph 7), prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

D. Keys. Subject to subparagraph E below, to retain and use at any time passkeys to enter the Premises or any door within the Premises. Subject to subparagraph E below, Tenant shall not alter or add any lock or bolt.

E. Access. To have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease upon reasonable prior notice to Tenant, during normal business hours and with minimal interference with Tenant’s business operations. A representative of Tenant may, at Tenant’s option, be present during any such access. If Tenant complies with all of the requirements set forth in this Section, Tenant may provide its own locks to an area or areas within the Premises (the “Secured Areas”). At least ten (10) days prior to the creation of any Secured Area, Tenant shall notify Landlord of the exact location of such Secured Area and the name of the representative of Tenant to be contacted and the manner of contact to avoid a forcible entry. Tenant need not furnish Landlord with keys to the Secured Areas. Upon the termination of this Lease, Tenant shall surrender all keys to Landlord. Landlord shall have no obligation to provide janitorial service to the Secured Areas. If Landlord determines in its reasonable discretion that a suspected fire or flood or other emergency in the Building requires Landlord to gain access to any Secured Area, Landlord may forcibly enter. Landlord shall make a reasonable effort to contact Tenant to secure access, but Landlord shall not be obligated to contact Tenant.

F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time following Tenant’s default (after the expiration of any applicable notice and cure period and Landlord’s exercise of its right to terminate this Lease or Tenant’s possession), without relieving Tenant of any obligation to pay Rent.

G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk. The Building has been designed with the floor load capacity referred to on the Plans.

H. Show Premises. To show the Premises to prospective purchasers, tenants (only during the last 6 months of the Term), brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not unreasonably interfere with Tenant’s use of the Premises. Tenant may, at Tenant’s option, have a representative present during any such showing.

I. Relocation of Tenant. [Intentionally Deleted].

J. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

K. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building provided that any such repairs do not unreasonably interfere with Tenant’s use of the Premises. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

L. Landlord’s Agents. If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

M. Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

N. Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

12. TENANT’S DEFAULT.

Any of the following shall constitute a default by Tenant:

A. Rent Default. Tenant fails to pay any Rent when due, and such failure continues for five (5) days following the date of Landlord’s written notice to Tenant;

B. Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17 Assignment and Sublease or Section 28 Hazardous Substances;

C. Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease, and such failure continues for thirty (30) days after written notice from Landlord, except that if Tenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to one hundred twenty (120) days, or such lesser period as is reasonably necessary to complete the cure;

D. Credit Default. One of the following credit defaults occurs:

(1) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within ninety (90) days after entry;

(2) Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest and Tenant fails to have same removed within ninety (90) days.

13. LANDLORD REMEDIES.

A. Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. If Landlord desires to terminate this Lease as to any non-monetary default, Landlord agrees that notice of termination as to any non-monetary default will only be effective if Tenant fails to cure same within three (3) days following the date of Landlord’s notice.

B. Lease Termination Damages. If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account reletting expenses and market concessions, both discounted to present value at the prime rate per annum then published as such in The Wall Street Journal or, if not in existence, such other newspaper having a national circulation (the “Prime Rate”). If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account any concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

C. Possession Termination Damages. If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

D. Alter Locks. If Tenant defaults, Landlord may, without notice, alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

E. Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

F. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED US DALLAS COUNTY, TEXAS, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

G. Litigation Costs. Tenant shall pay Landlord’s reasonable attorneys’ fees and other costs in enforcing this Lease, whether or not suit is filed. In the event of any litigation concerning this Lease, the non-prevailing party will reimburse the prevailing party’s reasonable attorneys’ fees, reasonable disbursements and court costs.

H. Reletting. Tenant acknowledges that Landlord has entered into this Lease in reliance upon, among other matters, Tenant’s agreement and continuing obligation to pay all Rent due throughout the Term. As a result, Tenant hereby knowingly and voluntarily waives, after advice of competent counsel, any duty of Landlord (and any affirmative defense based upon such duty) following any default to relet the Premises or otherwise mitigate Landlord’s damages arising from such default. If such waiver is not effective under then applicable law or Landlord otherwise elects, at Landlord’s sole option, to attempt to relet all or any part of the Premises, Tenant agrees that Landlord has no obligation to: (i) relet the Premises prior to leasing any other space within the Building; (ii) relet the Premises (A) at a rental rate or otherwise on terms below market, as then determined by Landlord in its sole discretion; (B) to any entity not satisfying Landlord’s then standard financial credit risk criteria; (C) for a use (1) not consistent with Tenant’s use prior to default; (2) which would violate then applicable law or any restrictive covenant or other lease affecting the Building; (3) which would impose a greater burden upon the Building’s parking,

HVAC or other facilities; and/or (4) which would involve any use of Hazardous Substances; (iii) divide the Premises, install new demising walls or otherwise reconfigure the Premises to make same more marketable; (iv) pay any leasing or other commissions arising from such reletting, unless Tenant unconditionally delivers Landlord, in good and sufficient funds, the full amount thereof in advance; (v) pay, and/or grant any allowance for, tenant finish or other costs associated with any new lease, even though same may be amortized over the applicable lease term, unless Tenant unconditionally delivers Landlord, in good and sufficient funds, the full amount thereof in advance; and/or (vi) relet the Premises, if to do so, Landlord would be required to alter other portions of the Building, make ADA-type modifications or otherwise install or replace any sprinkler, security, safety, HVAC or other Building operating systems. Tenant further acknowledges that if Tenant, notwithstanding Tenant’s waiver above, raises Landlord’s mitigation as an affirmative defense to a claim made by Landlord prior to any actual reentry of the Premises by Landlord then, in such event, Tenant will be deemed to have automatically waived, and released and discharged Landlord from and against, any and all other claims and defenses to the payment of Rent.

14. SURRENDER. Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted. If Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

15. HOLDOVER. If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month, tenancy, except that Tenant shall pay all of Base Rent, Operating Cost Share Rent and Tax Share Rent at one hundred fifty percent (150%) of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession, as liquidated damages for Tenant’s holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A. Subordination. This Lease shall be subordinate to any future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. There are no existing mortgages or ground leases affecting the Project. As a condition to Tenant’s agreement to subordinate Tenant’s interest in this Lease to any future mortgage or ground lease, the mortgagee or ground lessor, as applicable, must deliver to Tenant a non-disturbance agreement reasonably acceptable to Tenant, providing that so long as Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Premises under the terms of this Lease, even if the ground lessor should terminate the ground lease or if the mortgagee or its successor should acquire Landlord’s title to the Project.

B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or set off by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

C. Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant, if any, only to the extent the security deposit is received by such ground lessor or mortgagee.

D. Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this Lease (as the same may be amended from time to time by written notice to Tenant). Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

E. Definitions. As used in this Section 16, “mortgage” shall include “deed of trust” and/or “trust deed” and “mortgagee” shall include “beneficiary” and/or “trustee”, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

17. ASSIGNMENT AND SUBLEASE.

A. In General. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment, subletting or transfer under this Paragraph 17 or otherwise. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void. If Tenant shall assign this Lease or sublet the Premises in its entirety any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

B. Landlord’s Consent. Landlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in monetary default or material non-monetary default under this Lease after the expiration of all applicable cure periods, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord is then actively involved in negotiations as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, or (v) the proposed assignee or subtenant is a government entity. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

C. Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least ten (10) business days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form reasonably satisfactory to Landlord at least five (5) business days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form reasonably satisfactory to Landlord at least five (5) business days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord (and if Landlord requests such attornment, Landlord must recognize such subtenant) under the terms of the sublease in the event this Lease terminates before the sublease expires.

D. Change of Management or Ownership. Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in 50% or more of the ownership interest in Tenant shall constitute an assignment of this Lease.

E. Excess Payments. If Tenant shall assign this Lease or sublet any part of the Premises, except under Clause G. below, for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, less any actual out-of-pocket costs incurred by Tenant, and payable to non-affiliated third parties, in connection therewith (i.e., brokerage commissions, tenant finish costs, legal fees, advertising costs, work allowances, free rent and marketing expenses, all of which must be amortized over the applicable lease term), then Tenant shall pay to Landlord as Additional Rent 50% of any such excess immediately upon receipt.

F. Recapture. [Intentionally Deleted].

G. Related Entity. If Landlord has not elected to terminate this Lease or Tenant’s right to possession in accordance with the provisions of this Lease, Tenant may assign this Lease to an entity into which Tenant is merged or consolidated or to an entity to which substantially all of Tenant’s assets are transferred through a public offering on a recognized exchange or to any entity controlling, controlled by or under common control with a Tenant, without first obtaining Landlord’s written consent, if Tenant notifies Landlord at least ten (10) business days prior to the proposed transaction, providing information reasonably satisfactory to Landlord in order to determine the relationship with Tenant. HFS, Incorporated or, if applicable, its successor by merger, consolidation, public offering or otherwise, will at all times remain primarily liable under this Lease, as amended from time to time, following any such transfer.

18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer (as long as Landlord’s successor assumes such liability), except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19. ESTOPPEL CERTIFICATE. Each party shall, as soon as reasonably practical but in no event beyond twenty-five (25) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent, Tax Share Rent and Electrical Cost Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested.

20. SECURITY DEPOSIT. [Intentionally Deleted.]

21. FORCE MAJEURE. Neither party shall be in default under this Lease to the extent such party is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of such party (“Force Majeure’”). This paragraph does not, however, apply to any monetary obligations “under this Lease, including Tenant’s obligation to pay Rent and insure the Premises.

22. LANDLORD’S DEFAULT. If Landlord fails to perform its obligations under this Lease and such failure continues for a period of thirty (30) days following the date of Tenant’s written notice to Landlord specifying such default (or such longer period as may be reasonably necessary to cure such default, as long as Landlord continues to exercise reasonable efforts to cure same) then in such event Tenant may perform same. In such event Landlord will reimburse Tenant for all third party costs actually incurred by Tenant to cure such default and, if Landlord fails to pay same within thirty (30) days following the date of Tenant’s notice specifying such costs and including copies of all relevant invoices therefor, then Tenant may offset same against Rent next becoming due thereafter. In no event, however, will Tenant have any right to terminate this Lease for any default by Landlord, except as provided on Appendix C. Tenant may act sooner in the event of an emergency involving imminent risk of death, personal injury and property damage as long as Tenant has first taken reasonable measures to notify Landlord, and, once the emergency has come under control, permits Landlord to control any remaining corrective measures.

23. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A. Landlord. To Landlord as follows:

CarrAmerica Realty, L.P.

c/o Carr America Realty Corporation

14901 Quorum Drive, Suite 100

Dallas, Texas 75240

Attn: William H. Vanderstraaten

with a copy to:

CarrAmerica Realty Corporation

1700 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

Attn: Lease Administration

or to such other person at such other address as Landlord may designate by notice to Tenant.

B. Tenant. To Tenant as follows:

c/o HFS Mobility Services, Inc.

40 Apple Ridge Road

Danbury, Connecticut 06810

Attn: Director of Real Estate Facilities

with copies to:

HFS Real Estate Division

HFS Incorporated

6 Sylvan Way

Parsippany, New Jersey 07054-0278

Attn: Senior Vice President and General Counsel

and

Battle Fowler LLP

75 East 55th Street

New York, New York 10032

Attention: Bradley A. Kaufman, Esq.

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the date of first attempted delivery.

24. QUIET POSSESSION. So long as no default has occurred beyond any applicable notice period and Landlord has not exercised its termination rights hereunder, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25. REAL ESTATE BROKER. Each party represents to the other that such party has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s Fee or other payment in connection with this Lease. Landlord agrees to pay any commissions owed to the brokers identified in such Schedule pursuant to a separate written agreement with such brokers. Each party shall indemnify and defend the other against any claims by any other broker or third party for any payment of any kind in connection with this Lease attributable to the acts of such party.

26. MISCELLANEOUS.

A. Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B. Date Payments Are Due. Except for Base Rent, estimated payments of Additional Rent and other payments to be made by Tenant under this Lease which are due upon demand, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within thirty (30) days of Tenant’s receipt of Landlord’s statement.

C. Meaning of “Landlord”, “Re-Entry, “including” and “Affiliate”. The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity, “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D. Time of the Essence. Time is of the essence of each provision of this Lease.

E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F. Severability. The unenforceability of any provision of this Lease shall not affect any other provision,

G. Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

H. Lease Modification. Tenant agrees to modify this Lease in any way reasonably requested by a mortgagee which does not cause increased expense or obligation to Tenant or otherwise adversely affect Tenant’s interests under this Lease.

I. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J. Landlord’s Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord immediately begins to cure the breach and diligently pursues such cure to its completion. Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

K. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

L. Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

M. Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N. Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

O. Landlord’s Title. Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

P. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

Q. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

S. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

T. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U. Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

V. Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

X. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease when same becomes due and payable, then Tenant shall pay a late charge equal to two percent (2%) of the amount due if not paid by the due date, or, if not paid within five (5) business days following written notice, then five percent (5%) of the amount due. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent made after five (5) business days from the date due at the rate provided in Section 2D(2) from the date due until paid. Such late charge and interest shall constitute additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

27. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides and is otherwise in form reasonably acceptable to Tenant.

28. HAZARDOUS SUBSTANCES. Landlord certifies to Tenant that, to Landlord’s current actual knowledge, there are no Hazardous Substances located at the Project, except as disclosed in Landlord’s environmental report or Hazardous Substances customarily used in the operation of comparable office buildings (e.g., janitorial supplies). Landlord shall not, except as aforesaid, dispose of any Hazardous Substances in or near the Project. Landlord shall take all measures, consistent with those taken by the owners of other office buildings similar and within proximity to the Project, to prohibit other tenants from disposing of Hazardous Substances, but Landlord will have no liability should any such tenant dispose of same in violation of its lease or otherwise. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. Tenant has no responsibility for any Hazardous Substances brought upon, produced, stored, used, discharged or disposed of in or near the Project, except by Tenant or its employees, agents and affiliates. “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing.

29. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project (including the income and proceeds therefrom), and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder.

30. WAIVER OF CONSUMER RIGHTS. TENANT ACKNOWLEDGES THAT TENANT IS A “BUSINESS CONSUMER” FOR PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, BUT SHOULD SUCH DETERMINATION BE HELD OTHERWISE BY A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION THE FOLLOWING SHALL APPLY: TENANT WAIVES ALL OF TENANT’S RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF, DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:
CARRAMERICA REALTY, L.P., a Delaware limited partnership

By:	CarrAmerica Realty GP Holdings, Inc. its general partner

	By:	/s/ Brian K. Fields
Print Name: Brian K. Fields
Print Title: Chief Financial Officer

TENANT:

HFS, INCORPORATED, a Delaware corporation

By:	/s/ Paul M. McNicol
Print Name: Paul M. McNicol
Print Title: Senior Vice President